Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), is hereby entered into as of February 22, 2010, by and between NAUGATUCK VALLEY SAVINGS AND LOAN, a federally-chartered savings association (the “Bank”), and MATTHEW L. PROTO (the “Executive”).

WHEREAS, Executive is currently employed with The Bank of Southern Connecticut; and

WHEREAS, The Bank of Southern Connecticut is a wholly-owned subsidiary of Southern Connecticut Bancorp, Inc.; and

WHEREAS, Naugatuck Valley Financial Corporation has entered into an Agreement and Plan of Merger with South Connecticut Bancorp, Inc. (the “Merger Agreement”); and

WHEREAS, Executive will serve in a position of substantial responsibility with the Bank following the merger of the Bank and The Bank of Southern Connecticut; and

WHEREAS, the Bank wishes to assure the services of Executive for the period provided in this Agreement; and

WHEREAS, Executive is willing to serve in the employ of the Bank on a full-time basis for said period.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. Employment. The Bank hereby agrees to employ Executive as Senior Vice President. Executive shall perform all duties and shall have all powers which are commonly incident to the office of Senior Vice President or which, consistent with that office, are delegated to him.

2. Location and Facilities. Executive will be furnished with the working facilities and staff customary for executive officers with the title and duties set forth in Section 1 and as are necessary for him to perform his duties. The location of such facilities and staff shall be at 215 Church Street, New Haven, Connecticut.

3. Term. The term of this Agreement shall commence on the Effective Date (as defined in the Merger Agreement) and shall expire on the second anniversary of the Effective Date.

4. Base Compensation.

a.	The Bank agrees to pay Executive a base salary at the rate of $160,000 per year, payable in accordance with customary payroll practices of the Bank.

b.	In the absence of action by the Bank, Executive shall continue to receive his base salary at the annual rate specified on the Effective Date or, if another rate has been established, the rate last properly established by action of the Bank.

5. Bonuses. Executive shall be entitled to participate in discretionary bonuses or other incentive compensation programs that the Bank may award from time to time to executive officers pursuant to bonus plans or otherwise.

6. Benefit Plans. Executive shall be entitled to participate in medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements as may be approved from time to time by the Bank for the benefit of its employees.

7. Vacation and Leave. Executive shall be entitled to four (4) weeks annual vacation (pro rated for any partial year from the Effective Date to December 31, 2010) and shall be entitled to other leave in accordance with the Bank’s policies for executives officers.

8. Expense Payments and Reimbursements. Executive shall be reimbursed for all reasonable out-of-pocket business expenses that he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank.

9. Loyalty and Confidentiality.

a.	During the term of this Agreement, Executive: (i) shall devote all his time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Bank or any of its affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation and (ii) shall not engage in any business or activity contrary to the business affairs or interests of the Bank or its affiliates.

b.	Nothing contained in this Agreement shall prevent or limit Executive’s right to invest in the capital stock or other securities of any business dissimilar from that of the Bank or its affiliates, or, solely as a passive, minority investor, in any business.

c.	Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Bank and its affiliates; the names or addresses of any of its borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Bank to which he may be exposed during the course of his employment. Executive further agrees that, unless required by law or specifically permitted by the Bank in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor shall he employ such information in any way other than for the benefit of the Bank.

10. Termination and Termination Pay. Subject to Section 11 of this Agreement, Executive’s employment under this Agreement may be terminated in the following circumstances:

a.	Death. Executive’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event Executive’s estate shall be entitled to receive the compensation due to Executive through the last day of the calendar month in which his death occurred.

b.	Disability. The Bank or Executive may terminate Executive’s employment after having determined Executive has a Disability. For purposes of this Agreement, “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The Board of Directors of the Bank shall determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant. The Board of Directors may require Executive to submit to physical or mental evaluations and tests as it deems reasonably appropriate for determining the existence of a disability.

c.	Termination for Cause. The Board of Directors may, by written notice to Executive, immediately terminate his employment at any time for “Cause.” Executive shall have no right to receive compensation or other benefits for any period after termination for Cause except for vested benefits under tax-qualified retirement plans. Termination for Cause shall mean termination because of, in the good faith determination of the Board of Directors, Executive’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform stated duties under this Agreement;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(7)	Material breach by Executive of any provision of this Agreement.

d.	Voluntary Termination by Executive. In addition to his other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Bank, in which case Executive shall receive only his compensation, vested rights and employee benefits up to the date of his termination.

e.	Without Cause or With Good Reason.

i.	In addition to termination pursuant to Sections 10(a) through 10(d), the Bank may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”) and Executive may, by written notice to the Bank, immediately terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”).

ii.	Subject to Section 12 of this Agreement, in the event of termination under this Section 10(e), Executive shall be entitled to receive a severance payment equal to two times Executive’s annual base salary. Executive shall receive this payment in a single lump sum within ten (10) days of his termination of employment.

iii.	“Good Reason” shall exist if, without Executive’s express written consent, the Bank materially breach any of their respective obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon any of the following:

(1)	A material reduction in Executive’s responsibilities or authority in connection with his employment with the Bank;

(2)	Assignment to Executive of duties of a non-executive nature or duties for which he is not reasonably equipped by his skills and experience;

(3)	A material reduction in salary or benefits contrary to the terms of this Agreement, or, following a Change in Control as defined in Section 11 of this Agreement, any material reduction in salary or benefits below the amounts to which Executive was entitled prior to the Change in Control;

(4)	Termination of incentive and benefit plans, programs or arrangements, or reduction of Executive’s participation to such an extent as to materially reduce their aggregate value below their aggregate value as of the Effective Date;

(5)	A relocation of Executive’s principal business office by more than twenty-five (25) miles from its current location; or

(6)	Liquidation or dissolution of the Bank.

iv.	Notwithstanding the foregoing, a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits thereunder applicable to participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with law) shall not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the same type or to the same general extent as those offered under such plans are not available to other officers of the Bank, under a plan or plans in or under which Executive is not entitled to participate subsequent to such reduction or elimination of benefits.

v.	Upon the occurrence of any event described in clauses (iii) (1) through (5), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect; provided, however that the Bank shall have at least thirty (30) days to cure such condition and provided that Executive actually terminates employment within two years after the initial occurrence of such event. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 4 by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (1) through (5) above.

vi.	The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code. However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under this Agreement prior to the first day of the seventh month following the event of termination. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

f.	Continuing Covenant Not to Solicit. Regardless of anything herein to the contrary, during the period of the Executive’s employment with the Bank and for a period of one year following a termination by the Bank or Executive pursuant to Section 10(e), the Executive shall not, directly or indirectly, either for himself or any other Person (as defined herein), (i) induce or attempt to induce any employee of the Bank or its affiliates (including, without limitation, the former Southern Connecticut Bancorp, Inc. and the former The Bank of Southern Connecticut) to leave the employ of the Bank or its affiliates, (ii) in any way interfere with the relationship between the Bank or its affiliates and any employee of the Bank or its affiliates, (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the Bank or its affiliates, or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of the Bank or its affiliates to cease or curtail doing business with the Bank or its affiliates, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Bank or its affiliates. During this same period, the Executive will not, directly or indirectly, either for himself or any other Person, solicit the business of any Person known to the Executive to be a customer of the Bank or its affiliates, whether or not the Executive had personal contact with such Person, with respect to products, services or activities which compete in whole or in part with the products, services or activities of the Bank or its affiliates. For purposes of this Agreement, the term “Person” shall include an individual, trust, estate, corporation, limited liability company, savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, credit union, mortgage company or similar type financial institution, including, without limitation, a de novo financial institution in its organizational phase.

11. Termination in Connection with a Change in Control.

a.	For purposes of this Agreement, a “Change in Control” means any of the following events:

i.	Merger: The Bank merges into or consolidates with another corporation, or merges another corporation into the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Bank immediately before the merger or consolidation.

ii.	Acquisition of Significant Share Ownership: There is filed, or required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

iii.

Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds ( 2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv.	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

b.	Termination. If within the period ending two (2) years after a Change in Control, (i) the Bank shall terminate Executive’s employment Without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason, the Bank shall, within ten (10) calendar days of the termination of Executive’s employment, make a lump-sum cash payment to him equal to two (2) times Executive’s annual base salary. The cash payment made under this Section 11(b) shall be made in lieu of any payment also required under Section 10(e) of this Agreement because of a termination in such period. Executive’s rights under Section 10(e) are not otherwise affected by this Section 11. The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code. However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under this Agreement prior to the first day of the seventh month following the event of termination. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

c.	The provisions of Sections 11 through 25, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or one (1) year following a Change in Control.

12. Indemnification and Liability Insurance.

a.

Indemnification. The Bank agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related thereto, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been an executive of the Bank or any of its affiliates such expenses and liabilities to include, but not be limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, such settlements to be approved by the Board of Directors of the Bank, if such action is brought against Executive in his capacity as an executive the Bank. Indemnification for expenses shall not extend to matters for which Executive has been terminated for Cause. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section 12 shall survive the term of this Agreement by a period of six (6) years.

b.	Insurance. During the period in which indemnification of Executive is required under this Section 12, the Bank shall provide Executive (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the expense of the Bank, at least equivalent to such coverage provided to senior executives of the Bank.

13. Reimbursement of Executive’s Expenses to Enforce this Agreement. The Bank shall reimburse Executive for all out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, incurred by Executive in connection with successful enforcement by Executive of the obligations of the Bank to Executive under this Agreement. Successful enforcement shall mean the grant of an award of money or the requirement that the Bank take some action specified by this Agreement: (i) as a result of court order; or (ii) otherwise by the Bank following an initial failure of the Bank to pay such money or take such action promptly after written demand therefor from Executive stating the reason that such money or action was due under this Agreement at or prior to the time of such demand.

14. Limitation of Benefits Under Certain Circumstances. If the payments and benefits pursuant to Section 11 of this Agreement, either alone or together with other payments and benefits which Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits pursuant to Section 11 shall be reduced or revised, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 11 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.

15. Injunctive Relief. If there is a breach or threatened breach of Section 10(f) of this Agreement or the prohibitions upon disclosure contained in Section 9(c) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and that the Bank shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach. The parties hereto likewise agree that Executive, without limitation, shall be entitled to injunctive relief to enforce the obligations of the Bank under this Agreement.

16. Successors and Assigns.

a.	This Agreement shall inure to the benefit of and be binding upon any corporate or other successor to the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

b.	Since the Bank are contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

17. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

18. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Bank (c/o the Chief Executive Officer) at its principal business offices and to Executive at his home address as maintained in the records of the Bank.

19. No Plan Created by this Agreement. Executive, the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion.

20. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as otherwise specifically provided in this Agreement.

21. Applicable Law. Except to the extent preempted by federal law, the laws of the State of Connecticut shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

22. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

23. Headings. Headings contained herein are for convenience of reference only.

24. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements as described in Sections 5 and 6. The Executive acknowledges and agrees that immediately prior to the Effective Date, the Employment Agreement entered into by and between the Executive and The Bank of Southern Connecticut and The Bank of North Haven as of May 16, 2006 (including any amendments or extensions thereof), shall terminate (if not terminated sooner) and shall be of no force or effect.

25. Required Provisions. In the event any of the foregoing provisions of this Section 25 are in conflict with the terms of this Agreement, this Section 25 shall prevail.

a.	The Bank may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 10(c) above.

b.	If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

c.	If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

d.	If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

e.	All obligations of the Bank under this contract shall be terminated, except to the extent it is determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Director of the OTS (or his designee), the FDIC or the Resolution Trust Corporation, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

f.	Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and 12 C.F.R. Section 545.121 and any rules and regulations promulgated thereunder.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as amended and restated, on the date first set forth above.

ATTEST:	NAUGATUCK VALLEY SAVINGS AND LOAN

/s/ Bernadette A. Mole	By:	/s/ John C. Roman
Corporate Secretary		For the Entire Board of Directors

WITNESS:	EXECUTIVE

/s/ Rosemarie Romano	By:	/s/ Matthew L. Proto
Corporate Secretary		Matthew L. Proto